Exhibit 4.19

(English Translation)

Transfer Agreement

with respect to the Comprehensive Services Agreement

between

China United Telecommunications Corporation Limited

and

Unicom New World Telecommunications Corporation Limited

November 20, 2003

This Agreement (the “Agreement”) is entered into on November 20, 2003, in
Beijing, China, between:

(1)           Party A: China United Telecommunications Co. Ltd (the “A Share Company”)

Address:  40F, Jinmao Building, No. 88, Century Boulevard, Shanghai, PRC

Legal Representative: Mr. Wang Jianzhou

(2)           Party B: Unicom New World Telecommunications Corporation Limited (“Unicom New World”)

Address: 1009, 10F, Ban Yi, No. 18, Jianguomenneidajie, Dongcheng District, Beijing, PRC

Legal Representative: Mr. Wang Jianzhou

Whereas:

(1)           China United Telecommunications Corporation (“Unicom Group”), a limited corporation duly incorporated and validly existing under the laws of the People’s Republic of China, is an integrated telecommunications business operator and the controlling shareholder of the A Share Company;

(2)           The A Share Company, a limited corporation duly incorporated and validly existing under the laws of the People’s Republic of China, has had its common stock listed on the Shanghai Stock Exchange since October 9, 2002;

(3)           Unicom New World, a limited corporation wholly owned by Unicom Group and a provider of integrated telecommunications services established on November 4, 2003, has been injected by Unicom Group with its GSM mobile telecommunications assets in the following nine provinces and autonomous regions: Shanxi, Inner Mongolia, Hunan, Hainan, Yunnan, Xizang (no GSM assets), Gansu, Qinghai and Ningxia  (the “Nine Service Areas”).  As approved by the Ministry of Information Industry in the telex letter numbered [2003]443, Unicom Group authorizes Unicom New World to engage in the mobile telecommunication services in the Nine Service Areas ;

(4)           Unicom Group and the A Share Company entered into a memorandum, dated August 12, 2002 (the “Memorandum on Connected Transactions”), regarding certain transactions after the public offering of the A Share Company between Unicom Group or its subsidiaries (excluding the A Share Company and any subsidiaries controlled by it) and China Unicom Limited (the “Unicom Red-Chip Company”), which is indirectly controlled by the A Share Company, or its subsidiaries;

(5)           Unicom Group is contemplating injecting all of its shares of Unicom New World and its other offshore interests (collectively, the “Target Interests”) into the Unicom Red-Chip Company through its wholly-owned overseas subsidiary (the “Offshore Capital Injection Project”); After the completion of the Offshore Capital Injection Project, Unicom New World will be one of the subsidiaries of Unicom Red-Chip Company engaging in telecommunication services within the PRC; and

(6)           Unicom Group and the A Share Company entered into a Comprehensive Services Agreement on November 20, 2003 (the “Comprehensive Services Agreement”).

NOW THEREFORE, for the purpose of this Offshore Capital Injection Project,

on the basis of equality and mutual benefit, both Parties hereby have reached the following agreements after friendly consultations:

1.             Provided that the conditions under Section 6 herein are satisfied, the A Share Company agrees to transfer immediately all of its rights and obligations under the Comprehensive Services Agreement and its Annexes to Unicom New World. Unicom New World consequently agrees to accept all the rights and obligations of the A Share Company under the Comprehensive Services Agreement.

2.             Once the A Share Company transfers all of its rights and obligations under the Comprehensive Services Agreement to Unicom New World, Unicom New World shall immediately assume all such rights and obligations and the A Share Company shall immediately terminate all such rights and obligations.

3.             The A Share Company confirms that, pursuant to Section 6 of the Comprehensive Services Agreement, Unicom Group has given its irrevocable consent that the A Share Company may transfer all of its rights and obligations under the Comprehensive Services Agreement to Unicom New World or its subsidiaries or to Unicom Red-Chip Company or any of its subsidiaries; no other or further consent by Unicom Group shall be required for the A Share Company to transfer its rights and obligations under the Comprehensive Services Agreement to Unicom New World or its subsidiaries, or Unicom Red-Chip Company or its subsidiaries.

4.             Each Party warrants that it has the full right, power and authority to execute this Agreement and to perform its obligations hereunder. Upon execution, this Agreement shall constitute legal, valid and binding obligations on each Party.

5.             Unicom New World agrees to retain and perform, during the term of the Comprehensive Services Agreement, all the rights and obligations given to the A Share Company in the past or in the future pursuant to the provisions and conditions set forth in the Comprehensive Services Agreement.

6.             Effectiveness

This Agreement shall become effective simultaneously with the Comprehensive Services Agreement subject to the following conditions:

6.1           Approval from the Shareholders Meeting of Unicom Red-Chip Company to transfer all of the rights and obligations under the Comprehensive Services Agreement by the A Share Company to Unicom New World pursuant to applicable laws, regulations and listing rules; and

6.2           The requirements under Article 7 of the Comprehensive Service agreement have been met.

7.             Force Majeure

In any force majeure event that is unforeseeable and the consequences of which are unavoidable or insurmountable and which results in either Party’s failure to duly perform its obligations hereunder, such Party shall promptly notify the other Party of such situation and provide within 15 days any valid documents evidencing the details and explaining the reasons for not being able to perform all or part of its obligations hereunder or the reasons for any necessary delays of such performance. Based on the impact of the force majeure event, both Parties shall decide through negotiations to terminate, partially waive or postpone such performance.

8.             Confidentiality

Except to the extent that disclosure is required by law or by the rules of the relevant supervisory authorities, or for the purpose of submission to the Shanghai Stock Exchange by the A Share Company or to the Hong Kong Stock Exchange by Unicom Red-Chip Company, each Party, without the other party’s written consent, shall not provide or disclose to any company, enterprise, organization or person any data and information relating to the other Party’s operations or businesses.

9.             No Waiver

Unless otherwise required by law, any failure or delay in exercising any of its rights, powers or privileges by one Party shall not be construed as a waiver of such rights, powers or privileges. Any one time or partial exercise of such rights, powers or privileges shall not affect any further or complete exercise of such rights, powers or privileges.

10.           Notices

Any notification given in connection with this Agreement shall be in writing and shall be delivered by one Party to the other Party by hand, fax or mail. Such a notification by hand shall be deemed to have been duly given on the date of delivery. Such a notification via fax shall be deemed to have been duly given upon the completion of the fax transmission. Such a notification by mail shall be deemed to have been duly given on the third working day (extended when there is a public holiday) after the postal date. Notifications become effective upon their arrival.

Addresses of the Parties hereto for receiving notifications are as follows:

China United Telecommunications Corporation Limited

Attention: Zhao Yilei

Address: 40F, Jinmao Building, No. 88, Century Boulevard, Shanghai, China

Post Code: 200121

Unicom New World Telecommunications Corporation Limited

Attention: Song Xiaoxi

Address: A133 Xidanbeidajie, Suite 1168, 11th Floor, Xicheng

District, Beijing,China

Postcode: 100032

11.           Applicable Law

This Agreement is under the jurisdiction of the laws of the People’s Republic of China and shall be interpreted and executed in accordance with the laws of the People’s Republic of China.

12.           Dispute Settlement

Both Parties shall endeavour to resolve any dispute over the effectiveness, interpretation or execution of this Agreement through friendly consultations. Should any dispute remain unsettled for more than 30 days after its occurrence, either Party is entitled to bring a lawsuit based on this Agreement before a competent PRC court.

13.           Miscellaneous

13.1         Based on mutual consultations, both Parties can make modifications, revisions or additions to this Agreement and Annexes hereto. No revision or addition shall become effective until it is duly signed in writing and sealed by both Parties or their authorized representatives.

13.2         This Agreement is severable, that is, when any of the clauses in this Agreement or the Annexes hereto is deemed illegal or unenforceable, the effectiveness and enforceability of the other clauses contained herein shall by no means be affected.

13.3         This Agreement has six original copies with each party holding three copies and each having equal legal binding.

China United Telecommunications Corporation Limited (Corporate Seal)

Legal Representative or Duly Authorized Representative:	/s/ Sun Qian

Unicom New World Telecommunications Corporation Limited (Corporate Seal)

Legal Representative or Duly Authorized Representative:	/s/ Tong Jilu